Exhibit 10.2

H.B. FULLER COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

1998 REVISION

Sixth Declaration of Amendment

Pursuant to Section 7.10 of the H.B. Fuller Company Supplemental Executive Retirement Plan - 1998 Revision, the Company amends the Plan in its entirety to read as set forth in the attached instrument, entitled “H.B. Fuller Company Supplemental Executive Retirement Plan II - 2008.”

This amendment and restatement shall be effective as of January 1, 2008, except to the extent otherwise specifically provided in the attached instrument.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers as of the date written below.

Dated: December 19, 2007

H.B. FULLER COMPANY

		By	/s/ Michele Volpi
Chief Executive Officer

Attest:	/s/ Timothy J. Keenan
As its:	Corporate Secretary

H.B. FULLER COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN II

2008

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6.3	Separation from Service.	11
6.4	Reemployment.	11
6.5	Effective Date.	12
6.6	No Employment Rights.	12
6.7	No Compensation Guarantees.	12
6.8	Effect on Benefit Plans.	12
6.9	Rights and Benefits Not Assignable.	12
6.10	Amendment and Termination.	12
6.11	Titles.	13
6.12	Governing Law.	13
6.13	Internal Revenue Code Section 409A.	13

ARTICLE 7 CHANGE IN CONTROL		13

7.1	Special Provisions.	13
7.2	Definitions.	14

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ARTICLE 1

DESCRIPTION AND PURPOSE

1.1 Name. The name of this Plan is the “H.B. Fuller Company Supplemental Executive Retirement Plan II.” This Plan constitutes an amendment and restatement of the H.B. Fuller Company Supplemental Executive Retirement Plan—1998 Revision with respect to the Participants described in Section 2.1. The H.B. Fuller Company Supplemental Executive Retirement Plan—1998 Revision, as amended through the Fifth Declaration of Amendment, and as further amended by amendments subsequent to this Sixth Declaration of Amendment (“SERP I”), remains in effect and continues to apply to Participants who are not described in Section 2.1.

1.2 Purpose. The purpose of the Plan is to promote the recruitment and retention of high quality management personnel by providing an additional source of retirement income to supplement that available to participants from other sources.

1.3 Description. The Plan is a defined benefit plan for a select group of management and highly compensated employees, which is unfunded within the meaning of ERISA and the Internal Revenue Code. It provides a specified level of retirement income based on the Participant’s length of service with the Company, Final Average Compensation and retirement income from certain other sources. The Company has established a trust, separate from its operating capital, and, if business considerations permit, will fund the trust with assets that will be sufficient to provide the benefits under the Plan as they become due. While the trust assets must remain subject to claims of the Company’s creditors, it is the Company’s intent to preclude the use of trust assets for other corporate purposes for so long as the assets are required to provide benefits under the Plan.

ARTICLE 2

ELIGIBILITY

2.1 Selection of Participants. An Eligible Employee who satisfies the following requirements shall automatically become a Participant in this Plan on January 1, 2008:

A. the Eligible Employee was a Participant in SERP I on December 31, 2007;

B. the Eligible Employee is not identified in Appendix A to SERP I;

C. the Eligible Employee did not make an effective “Transition Election” under Section 2.4 of SERP I; and

D. the Eligible Employee is employed by an Affiliated Organization on January 1, 2008.

An Eligible Employee who does not satisfy these requirements shall become a Participant in the Plan upon his or her selection by the Administrator or, if later, on the effective date of a non-competition and confidentiality agreement between the Eligible Employee and an Affiliated Organization. The Administrator shall give each Participant written notice of the commencement of his or her participation in the Plan.

2.2 Suspension of Eligibility. If the Administrator, a court of competent jurisdiction, any representative of the U.S. Department of Labor or any other governmental, regulatory or similar body makes any direct or indirect, formal or informal determination that a Participant has ceased to be a member of a select group of management or highly compensated employees (as that term is used in ERISA), the Participant’s Accrued Benefit shall be frozen as of the date of such determination, and shall not increase until such time as the individual is again determined by the Administrator to be eligible to participate in the Plan. In addition, a Participant’s Accrued Benefit shall not increase during any period in which a Participant is employed by a non-U.S. Affiliated Organization.

2.3 Entitlement to Benefits. A Participant shall become entitled to receive a benefit under the Plan if the Participant Separates from Service for reasons other than gross misconduct after he or she has completed at least ten years of Credited Service and has attained age 55.

ARTICLE 3

STANDARD BENEFITS

3.1 Basic Benefit. Subject to the succeeding provisions of this article, a Participant shall be entitled to an annual benefit equal to 50% of his or her Final Average Compensation.

3.2 Service Reduction. A Participant’s annual benefit shall be reduced by 10% for each year of Credited Service by which 15 exceeds the number of full years of Credited Service that he or she has completed at the time of his or her Separation from Service. A Participant who has completed less than 10 years of Credited Service shall not be entitled to any benefit.

3.3 Other Retirement Income Reduction.

A. A Participant’s annual benefit shall, to the extent permitted by Section 409A of the Internal Revenue Code, be reduced by the sum of the following amounts:

(1) the amount of the Participant’s annual Social Security Benefit;

(2) the annual amount to which the Participant is entitled under any old age, pension, disability or similar program of any foreign jurisdiction;

(3) the aggregate amount of the Participant’s annual benefits under the H.B. Fuller Company Retirement Plan and each other defined benefit pension plan maintained by an Affiliated Organization that is either a “qualified employer plan” or a “broad-based foreign retirement plan,” as such terms are defined in regulations under section 409A of the Internal Revenue Code; and

(4) the annual amount, if any, that is specified for the Participant in Appendix A hereto.

B. If any benefit described in paragraphs (3) or (4) of Subsection A is payable in a form that differs from the form in which a Participant’s benefit is payable under this Plan, or does not commence at the same time as the Participant’s benefit under this Plan, the Administrator shall, for purposes of this section, convert the value of such benefit into an actuarially equivalent benefit that is payable in the same form, and that commences at the same time, as the benefit under this Plan. Notwithstanding the foregoing, if the benefit payable to the Participant under another plan is limited by Section 415(b) of the Internal Revenue Code and such benefit is being converted into the form of benefit described in Section 3.5.B, the amount of the reduction under paragraphs (3) or (4) of Subsection A shall not be less than the amount that could have been paid to the Participant under the other plan in the form of a joint and 50% survivor annuity with the Participant’s spouse as the contingent joint annuitant.

C. If the amount of any reduction described in Subsection A cannot be determined at the time the Participant’s benefit is scheduled to commence, the Administrator shall make a reasonable estimate of the amount of such reduction, and such estimate shall be conclusive and binding on the Affiliated Organizations and the Participant for the purposes of this Plan.

D. If the Participant would be entitled to a benefit described in Subsection A but for his or her failure to apply for such benefit, Subsection A will be applied as if the Participant had applied for and received the benefit.

E. Changes in a benefit described in Subsection A that occur after commencement of the Participant’s benefit under this Plan because of changes in the plan or program under which the benefit is provided or because of cost of living adjustments will not change the amount of the reduction under Subsection A. Scheduled variations in such benefits, other than cost of living adjustments, will be taken into account in determining the reduction under Subsection A.

3.4 Early Retirement Reduction Factor. If a Participant’s benefit commences prior to the date the Participant attains age 62, the benefit shall be reduced by the same factor as a benefit for the Participant under the H.B. Fuller Company Retirement Plan would be reduced if such benefit commenced at the same time, whether or not the Participant is actually entitled to a benefit under such plan.

3.5 Form of Benefit.

A. Except as otherwise provided in Section 3.7.B, a Participant who is not married at the time his or her benefit commences shall receive his or her benefit in the form of a single life annuity.

B. Except as otherwise provided in Section 3.7.B, a Participant who is married at the time his or her benefit commences shall receive a joint and 50% survivor annuity benefit that is the actuarial equivalent of the benefit to which he or she would be entitled if not then married. The Participant’s spouse shall be the contingent joint annuitant and, if such spouse survives the Participant, he or she shall receive an annuity for the balance of his or her life equal to one-half of the annuity that the Participant was receiving immediately prior to his or her death.

C. A Participant shall be deemed to be not married at the time his or her benefit commences if the Administrator determines that the Participant and his or her spouse are legally separated.

3.6 Death Benefit.

A. If a Participant dies after attaining age 55 and completing at least five years of Credited Service, but prior to his or her Separation from Service, the spouse (if any) to whom the Participant was married throughout the one-year period ending on the date of the Participant’s death shall be eligible to receive a monthly payment for such spouse’s life. Such monthly payment shall commence on the first day of the month following the date of the Participant’s death, and shall be in an amount equal to 50% of the actuarially reduced monthly benefit that would have been payable to the Participant had the Participant retired with an immediate joint and 50% survivor annuity benefit on the day preceding the date of the Participant’s death; provided, that if the Participant had completed fewer than 10 years of Credited Service at the time of his or her death, the service reduction under Section 3.2 shall be calculated as though the Participant had completed 10 years of Credited Service.

B. If a Participant dies after completing at least five years of Credited Service, but prior to attaining age 55 and prior to his or her Separation from Service, the spouse (if any) to whom the Participant was married throughout the one-year period ending on the date of the Participant’s death shall be eligible to receive a monthly payment for such spouse’s life. Such monthly payment shall commence on the first day of the month following the date on which the Participant would have attained age 55, and shall be in an amount equal to 50% of the actuarially reduced monthly benefit that would have been payable to the Participant had the Participant survived until attaining age 55 (but without completing any additional years of Credited Service), retired with an immediate joint and 50% survivor annuity benefit, and died the following day; provided, that if the Participant had completed fewer than 10 years of Credited Service at the time of his or her death, the service reduction under Section 3.2 shall be calculated as though the Participant had completed 10 years of Credited Service.

C. No benefit shall be payable under Subsections A or B with respect to a Participant who is not survived by a spouse to whom the Participant was married throughout the one-year period ending on the date of the Participant’s death, with respect to a Participant who had not completed at least five years of Credited Service, or to a spouse who dies prior to the date on which his or her monthly payment is scheduled to commence.

D. Notwithstanding the foregoing, if a “Pre-2003 Participant” dies after attaining age 55 and completing at least 10 years of Credited Service, but prior to his or her Separation from Service, there shall be paid to such Participant’s designated beneficiary the sum of $50,000 per year for 10 years. Such benefit shall be paid in equal monthly installments, commencing on the first day of the seventh month following the date of the Participant’s death. This benefit shall be paid in lieu of, and not in addition to, the benefit described in Subsection A. For the purposes of this Subsection D and

Subsection E below, a “Pre-2003 Participant” is an Eligible Employee who first became a Participant in SERP I before January 1, 2003, and who was an Eligible Employee and a Participant in the Plan throughout the period commencing on January 1, 2003 and ending on the date of his or her death.

E. A Pre-2003 Participant may, in form prescribed by and filed with the Administrator, designate a beneficiary to receive the $50,000 per year death benefit payable under Subsection D. If no effective beneficiary designation is on file at the time of the Participant’s death, such death benefit shall be paid as follows:

(1) To the Participant’s surviving spouse, or

(2) If no spouse survives, to the Participant’s surviving children in equal shares, with the descendants of a child who has predeceased the Participant taking such child’s share by representation; or

(3) If none of the Participant’s spouse and descendants is living, to the representative of the Participant’s estate.

The automatic beneficiaries set forth in this Subsection E and, except as otherwise provided in the Participant’s duly filed beneficiary designation, the beneficiaries named in such designation, shall become fixed at the Participant’s death so that if a beneficiary survives the Participant but dies before final payment of the death benefit, any remaining death benefits shall be paid to the representative of such beneficiary’s estate.

F. No benefit, other than the survivor’s annuity payable to the surviving spouse of a Participant whose benefit commenced in the form of a joint and survivor annuity, shall be payable following the death of a Participant who Separated from Service prior to death.

3.7 Time of Payment.

A. Except as provided in Subsections B and C, benefit payments to the Participant shall commence on the first day of the month following the date that is six months after the date the Participant Separates from Service. The amounts that would have been payable to the Participant during the first six months following his or her Separation from Service, had payments to the Participant commenced on the first day of the month following the date the Participant Separated from Service, shall be accumulated and, together with interest thereon, shall be paid to the Participant in a single sum on the date the Participant’s benefit payments commence. Interest shall be calculated at the rate being used for the purpose of calculating different forms of annuities under the H.B. Fuller Company Retirement Plan on the date of the Participant’s Separation from Service.

B. A Participant who has not had a Separation from Service may elect to delay the commencement of his or her benefit payments. A Participant who makes this election may also elect to receive the actuarially equivalent present value of his or her monthly benefit in a lump sum. Such an election shall be made in writing filed with the Administrator, and it shall be subject to the following requirements:

(1) The election must be made at least 12 months prior to the date on which the Participant’s monthly payments would otherwise have begun.

(2) The election will not take effect if the Participant has a Separation from Service within 12 months after the date on which the election is received by the Administrator.

(3) The election must delay commencement of the Participant’s benefit payments to a date that is not less than five years after the date on which the Participant’s monthly payments would otherwise have begun.

(4) The election may not be revoked after it has been received by the Administrator. A Participant may, however, make a subsequent election to further delay commencement of the Participant’s benefit payments, provided such subsequent election complies in all respects with the requirements of this Subsection C.

3.8 Payment in the Event of Incapacity or Minority. If the Administrator, in its discretion, determines that any person entitled to receive any payment under this Plan is physically, mentally or legally incapable of receiving or acknowledging receipt, and no legal representative has been appointed for such person, the Administrator in its discretion may (but shall not be required to) cause any sum otherwise payable to such person to be paid to such one or more as may be chosen by the Administrator from among the following: the institution maintaining such person, such person’s spouse, children, parents or other relatives by blood or marriage, a custodian under any applicable Uniform Transfers to Minors Act or any other person determined by the Administrator to have incurred expense for such person. The Administrator’s payment based upon its good faith determination of the incapacity of the person otherwise entitled to payments under this Plan and the existence of any other person specified above shall be conclusive and binding on all persons. Any such payment shall be a complete discharge of the liabilities of the Company under this Plan to the extent of such payment.

3.9 Termination of Benefits for Breach of Contract. Notwithstanding the provisions of this article, a Participant’s or beneficiary’s right to further benefits shall terminate upon, and no benefit shall be paid with respect to a Participant following, a determination by the Company that the Participant with respect to whom such benefit would otherwise be payable has committed a material breach of any non-competition or confidentiality agreement between such Participant and an Affiliated Organization.

3.10 Sequence of Adjustments. The benefit to which a Participant is entitled under this article shall be calculated as follows:

A. First, the Participant’s basic benefit will be calculated as provided in Section 3.1.

B. Next, the Participant’s basic benefit will be reduced pursuant to Section 3.2 if the Participant has fewer than 15 full years of Credited Service.

C. Next, the early retirement reduction factor described in Section 3.4 (if any) shall be applied to the basic benefit as adjusted pursuant to Subsection B.

D. Next, if the Participant’s benefit is payable in the form of a joint and 50% survivor annuity, the actuarial adjustment described in Section 3.5B shall be applied to the benefit determined pursuant to Subsections A through C.

E. Next, the benefit determined pursuant to Subsections A through D shall be reduced by the amounts (if any) determined pursuant to Section 3.3A(3) (relating to benefits payable under other plans maintained by the Affiliated Organizations) and Section 3.3A(4) (relating to the amounts specified in Appendix A).

F. Next, the benefit determined pursuant to Subsections A through E shall be reduced by the amounts (if any) determined pursuant to Section 3.3A(1) (relating to the Participant’s Social Security Benefit) and Section 3.3A(2) (relating to benefits payable under old age, pension, disability or similar programs of foreign jurisdictions).

ARTICLE 4

SOURCE OF BENEFITS

4.1 Employer Funds. This Plan is unfunded, and all benefits payable to Participants and beneficiaries shall be payable solely from the general assets of the Company. No Participant shall be required or permitted to make any contribution to the Plan.

4.2 Trust Fund. The Company has established a trust from which part or all of the benefits under the Plan are to be paid. All of the principal and income of such trust shall remain subject to the claims of the Company’s creditors until applied to the payment of benefits.

4.3 Participant’s Right to Funds. This Plan constitutes a mere promise by the Company to make benefit payments in the future. Beneficial ownership of any assets, whether cash or investments, that the Company may earmark or place in trust to pay the Participants’ benefits under this Plan shall at all times remain in the Company, and no Participant or beneficiary shall have any property interest in any specific assets of the Company. To the extent a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE 5

ADMINISTRATION

5.1 Administrator. The Compensation Committee of the Board of Directors of the Company (or such other committee of such board that is, at any relevant time, performing the functions of the Compensation Committee) shall be the Administrator of the Plan. The Committee may delegate any of its administrative functions to another person, subject to revocation of such delegation at any time.

5.2 Discretion. The Administrator shall have the discretionary power and authority to determine the individuals who shall become Participants in the Plan. The Administrator shall have the discretion and authority to interpret the Plan and to make such rules and regulations as it deems necessary for the administration of the Plan and to carry out its purposes. The determinations of the Administrator shall be conclusive and binding on all persons. Notwithstanding the foregoing, the Administrator shall have no power or authority to add to, subtract from, or modify any of the terms of the Plan, nor to change or add to any benefits provided by the Plan, nor to accelerate or delay the time at which, or change the form in which, a Participant’s benefit is to be paid.

5.3 Determination of Benefit. The Administrator’s good faith determination of the benefits to which a Participant, surviving spouse, or beneficiary is entitled under this Plan shall be conclusive and binding on all persons; provided that this provision shall not preclude the Administrator’s correcting any error the Administrator determines to have been made in the computation of any benefit. The Administrator shall be entitled to recover from any Participant or beneficiary, or from his or her estate, the amount of any overpayment of benefits.

5.4 Benefit Claim Procedure. Within a reasonable period of time following a Participant’s Separation from Service, the Administrator will inform the Participant or the beneficiary of a deceased Participant of the amount of benefits, if any, payable from the Plan. Not later than 30 days after receipt of such notification, the Participant or beneficiary may file with the Administrator a written claim objecting to the amount of benefits payable under the Plan. The Administrator, not later than 90 days after receipt of such claim, will render a written decision to the claimant on the claim. If the claim is denied, in whole or in part, such decision will include the reason or reasons for the denial, a reference to the Plan provision that is the basis for the denial, a description of any additional material or information, if any, necessary for the claimant to perfect the claim, an explanation as to why such information or material is necessary and an explanation of the Plan’s claim procedure. The claimant may file with the Administrator, not later than 60 days after receiving the Administrator’s written decision, a written notice of request for review of the decision, and the claimant or the claimant’s representative may review Plan documents which relate to the claim and may submit written comments to the Administrator. Not later than 60 days after receipt of such review request, the Administrator will render a written decision on the claim, which decision will include the specific reasons for the decision, including a reference to the Plan’s specific provisions where appropriate. The foregoing 90 and 60-day periods during which the Administrator must respond to the claimant may be extended by up to an additional 90 or 60 days, respectively, if special circumstances beyond the Administrator’s control so require.

5.5 Indemnification. The Company shall indemnify the Administrator and each other person to whom administrative functions are delegated against any and all liabilities that may arise out of their administration of the Plan, except those that are imposed on account of such person’s willful misconduct.

5.6 Limitation of Authority. No person performing any administrative functions with respect to the Plan shall exercise, or participate in the exercise of, any discretion with respect to his or her own benefit under the Plan. This provision shall not preclude such person from exercising discretionary authority with respect to the generally applicable provisions of the Plan, even though such person’s benefit may be affected by such exercise.

ARTICLE 6

MISCELLANEOUS

6.1 Definitions.

A. The terms “Final Average Compensation” and “Credited Service” shall have the meanings given them in the H.B. Fuller Company Retirement Plan at the time a Participant’s eligibility for benefits under this Plan or the amount of such benefits is being determined; provided, however, that:

(1) Final Average Compensation shall be determined without regard to any limitation on the maximum dollar amount of compensation taken into account under the pension plan pursuant to Internal Revenue Code § 401(a)(17) or any similar provision of law.

(2) Final Average Compensation shall be determined by including amounts that would have been treated as compensation under the pension plan, but for the fact that the Participant elected to defer payment of such amounts pursuant to the H.B. Fuller Key Company Employee Deferred Compensation Plan. Deferred compensation shall only be treated as compensation when it would have been received by a Participant had it not been deferred. Payments to a Participant from the H.B. Fuller Company Employee Deferred Compensation Plan will not be included in determining the Participant’s Final Average Compensation.

(3) Final Average Compensation shall be determined by excluding compensation that is paid for employment with a non-U.S. Affiliated Organization.

(4) Service with an Affiliated Organization shall be taken into account as Credited Service for the purposes of determining whether a Participant is entitled to a benefit under Section 3.1, notwithstanding an otherwise applicable limitation based on the Participant’s nationality or place of residence. However, service with a non-U.S. Affiliated Organization after December 31, 2007 shall not be taken into account in determining whether a service reduction will be made to a Participant’s benefit under Section 3.2, or in determining the amount of a Participant’s Accrued Benefit under Section 6.1.F. If a Participant has more than 10 years of Credited Service including service with a non-U.S. Affiliated Organization, but less than 10 years of Credited Service excluding service with a non-U.S. Affiliated Organization, then such Participant’s annual benefit shall be reduced by 50%, and further reduced by 5% for each year of Credited Service (excluding service with a non-U.S. Affiliated Organization) by which 10 exceeds the number of full years of Credited Service (excluding non-U.S. service).

B. The “Company” is the H.B. Fuller Company.

C. An “Affiliated Organization” is the Company and any corporation, trade or business that, together with the Company, would be treated as a single employer under the provisions of Internal Revenue Code section 414(b) or (c) (including the 80% standard therein).

D. An “Eligible Employee” is one of a select group of management and highly compensated employees of an Affiliated Organization who, under rules established by the Administrator, is eligible to become a Participant in the Plan.

E. A Participant’s “Social Security Benefit” is the amount, as determined by the Administrator based upon the Participant’s estimated earnings history to the date of his or her Separation from Service. If the Participant is eligible for immediate commencement of old age benefits under the Social Security Act on the date as of which his or her benefit payments under this Plan begin, the Participant’s Social Security Benefit shall be determined as of that date. If the Participant is not eligible for immediate commencement of old age benefits under the Social Security Act on the date as of which his or her benefit payments under this Plan begin, the Participant’s Social Security Benefit shall be determined as of the earliest age at which the Participant could commence receiving old age benefits under the Social Security Act.

F. A Participant’s “Accrued Benefit” is an amount, determined as of any date, which is equal to 5% of the benefit the Participant would be entitled to receive at age 62 (assuming his or her continued employment until such time) for each of the Participant’s first ten years of Credited Service as of the date the Accrued Benefit is determined, plus 10% of the benefit the Participant would be entitled to receive at age 62 (assuming his or her continued employment until such date) for each of the Participant’s next five years of Credited Service as of the date the Accrued Benefit is determined. For the purposes of this Subsection F, a Participant’s Final Average Compensation shall be determined by projecting the Participant’s current rate of compensation to age 65, and a Participant’s Social Security Benefit and all other relevant factors used to compute benefits shall be treated as remaining constant as of the beginning of the current year for all subsequent years.

G. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

H. “SERP I” is the H.B. Fuller Company Supplemental Executive Retirement Plan - 1998 Revision, as amended through the Fifth Declaration of Amendment, and as further amended by amendments subsequent to this Sixth Declaration of Amendment.

6.2 Actuarial Equivalency. Whenever an actuarial equivalent must be determined under this Plan, it shall be determined in the same manner, and with the same interest and mortality factors, as such equivalent would be determined under the provisions of the H.B. Fuller Company Retirement Plan in effect at the time such determination is made.

6.3 Separation from Service. A “Separation from Service” is a severance of a Participant’s employment relationship with all Affiliated Organizations for any reason other than the Participant’s death.

A. A transfer from employment with one Affiliated Organization to employment with another Affiliated Organization, or vice versa, shall not constitute a Separation from Service.

B. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Affiliated Organization and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the employer if the Participant has been providing services to the employer for fewer than thirty-six (36) months).

C. Separation from Service shall not be deemed to occur while a Participant is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the Participant retains a right to reemployment with an Affiliated Organization under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the Participant will return to perform services for an Affiliated Organization. Notwithstanding the foregoing, a twenty-nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the Participant to be unable to perform the duties of his or her position of employment.

D. Where as part of a sale or other disposition of assets by an Affiliated Organization to an employer that is not an Affiliated Organization, a Participant providing services to the Affiliated Organization immediately before the transaction and to the buyer immediately after the transaction (“Affected Employee”) would otherwise experience a Separation from Service from the Affiliated Organization as a result of the transaction, the Affiliated Organization and the buyer shall have the discretion to specify that the Affected Employee has not experienced a Separation from Service if (a) the transaction results from bona fide, arm’s length negotiations, (b) all Affected Employees are treated consistently, and (c) such treatment is specified in writing no later than the closing date of the transaction.

6.4 Reemployment. All benefits payable under this Plan shall continue to be paid upon a Participant’s reemployment with an Affiliated Organization.

6.5 Effective Date. This amendment and restatement of the Plan is effective as of January 1, 2008.

6.6 No Employment Rights. Nothing contained in this Plan shall be construed as conferring upon any employee the right to continue in the employ of any Affiliated Organization.

6.7 No Compensation Guarantees. Nothing contained in this Plan shall be construed as conferring upon any employee the right to receive any specific level of compensation; nor shall any Affiliated Organization be prevented in any way from modifying the manner or form in which the employee is to be compensated.

6.8 Effect on Benefit Plans. Neither benefits accrued by a Participant under this Plan nor amounts paid pursuant to the Plan following the Participant’s Separation from Service shall be deemed to be salary or other compensation to the Participant for the purpose of computing benefits to which he or she may be entitled under any pension plan or other employee benefit plan or arrangement sponsored by any Affiliated Organization, except to the extent such other plan expressly provides otherwise.

6.9 Rights and Benefits Not Assignable. The rights and benefits of a Participant and any other person or persons to whom payments may be made pursuant to this Plan are personal, and shall not be subject to any voluntary or involuntary anticipation, alienation, sale, assignment, pledge, transfer, encumbrance, attachment, garnishment by creditors of the Participant or such person or other disposition; provided, that:

A. payments made to the representative of a person’s estate may be assigned to the persons entitled to such estate; and

B. payments due a Participant may be made to an individual other than the Participant to the extent required by a domestic relations order.

The term “domestic relations order” has the meaning assigned to it by Section 1.409A-3(j)(4)(ii) of the Treasury Regulations.

6.10 Amendment and Termination.

A. The Company may amend this Plan in such manner as it deems advisable, provided that:

(1) no amendment shall reduce the Accrued Benefit of any Participant, determined as of the date of the adoption of such amendment; and

(2) no amendment shall accelerate or delay the time at which, or change the form in which, a Participant’s benefit is to be paid, unless such change is permitted by section 409A of the Internal Revenue Code.

B. The Company may terminate this Plan at any time. No person shall accrue any additional benefits under the Plan following the date of its termination. However, the termination of the Plan shall not affect a Participant’s right to receive payment of his or her Accrued Benefit (determined as of the date of the Plan’s termination) upon Separation from Service; provided the Participant would have been entitled to a benefit upon Separation from Service if the Plan had not been terminated.

C. Any amendment or termination of the Plan shall be effected by the delivery to the Administrator of a written instrument, signed by the President or Chief Executive Officer of the Company and by the Secretary or an Assistant Secretary of the Company, setting forth the amendment or providing for the termination of the Plan. The amendment or termination shall be effective as of the date specified in such instrument or, if no date is specified, upon the date such instrument is delivered to the Administrator.

6.11 Titles. The titles to sections in this instrument are for convenience of reference only, and the Plan is not to be construed by reference to them.

6.12 Governing Law. Except to the extent preempted by the ERISA, this Plan shall be construed in accordance with, and governed by, the laws of the State of Minnesota without regard to rules relating to choice of law.

6.13 Internal Revenue Code Section 409A. The Plan is intended to satisfy the requirements for nonqualified deferred compensation plans set forth in section 409A of the Internal Revenue Code, and it shall be interpreted, administered and construed consistent with said intent. If any provision of the Plan is or becomes or is deemed to be inconsistent with such requirements, such provision shall be construed or deemed amended to conform to such requirements. Notwithstanding the foregoing, neither the Company, nor any Affiliated Organization, nor any of their officers, directors, agents or employees shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with section 409A or any other section of the Internal Revenue Code.

ARTICLE 7

CHANGE IN CONTROL

7.1 Special Provisions. Notwithstanding anything in this Plan to the contrary, the following provisions shall apply upon and after the occurrence of a Change in Control:

A. A number of years shall be added to the age, and a number of years shall be added to the Credited Service, of a CIC Participant for the purposes of Section 2.2 (“Entitlement to Benefits”), Section 3.2 (“Service Reduction”), and Section 3.7.B (“Time of Payment”). The number of years to be added shall be the lesser of five or the number of years specified in any separate written agreement between the CIC Participant and the Company that is in effect on the date the Change in Control occurs. If no such agreement is in effect, then the number of years to be added shall be:

(1) three years, if the CIC Participant is the Chief Executive Officer of the Company, or is classified as a key manager direct report to the Chief Executive Officer of the Company, when the Change in Control occurs;

(2) two years, if the CIC Participant is not the Chief Executive Officer of the Company, or classified as a key manager direct report to the Chief Executive Officer of the Company, but is in pay grade 32 or above, when the Change in Control occurs;

(3) one year, if the CIC Participant is not the Chief Executive Officer of the Company, or classified as a key manager direct report to the Chief Executive Officer of the Company, but is in pay grade 30 or 31, when the Change in Control occurs; or

(4) no years, if the CIC Participant is not the Chief Executive Officer of the Company, or classified as a key manager direct report to the Chief Executive Officer of the Company, and is in a pay grade below pay grade 30 when the Change in Control occurs.

B. The reduction described in Section 3.3.A(3) (relating to the reduction of benefits for benefits payable under other plans of the Company and its Affiliated Organizations) shall only apply to the extent such other plans are qualified under Section 401(a) of the U.S. Internal Revenue Code, and Section 3.3.A(4) (relating to the reduction of benefits for amounts specified in Appendix A hereto) shall not apply.

C. The reduction described in Section 3.4 (“Early Retirement Reduction Factor”) shall not apply to the benefits payable to a CIC Participant.

D. Section 3.9 (“Termination of Benefits for Breach of Contract”) shall not apply to a CIC Participant.

E. The Plan may not be amended in a manner that would reduce, impair, or otherwise adversely affect a Participant’s right to receive any benefit under the Plan, and the Plan may not be terminated with respect to any Participant, without the Participant’s written consent. In addition, any amendment or termination of the Plan that reduces, impairs, or otherwise adversely affects a Participant’s right to receive any benefit which is adopted or effected, without the Participant’s written consent, during the 12 consecutive month period immediately preceding the occurrence of a Change in Control shall be null and void from the date of its adoption, except insofar as such amendment was required to comply with the requirements of any applicable law, including, without limitation, section 409A of the Internal Revenue Code.

7.2 Definitions. For the purposes of this article:

A. “Change in Control” means:

(1) the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company that any individual, corporation, partnership, association, trust or other entity has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the voting power of the Company then outstanding;

(2) the individuals who, as of August 2, 2004, were members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

(3) the shareholders of the Company approve (a) any consolidation, merger, or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the voting power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of substantially all of the assets of the Company; or (c) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

(4) a majority of the members of the Incumbent Board determine in their sole and absolute discretion that there has been a Change in Control of the Company.

The Company shall notify each Participant promptly of the occurrence of a Change in Control.

B. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

C. “CIC Participant” means a Participant whose employment is terminated upon or within two years after the occurrence of a Change in Control, if such termination is initiated:

(1) by the Company or an Affiliated Organization without Cause; or

(2) by the Participant for Good Reason.

D. “Cause” means any act by a Participant that is materially inimical to the best interests of the Company and that constitutes common law fraud, a felony or other gross malfeasance of duty on the part of the Participant, the Participant’s death, or the Participant’s leaving active employment and qualifying for and receiving disability benefits under the Company’s long-term disability programs as in effect from time to time.

E. “Good Reason” means:

(1) a material change in the Participant’s pay consisting of a 10% or more reduction in total cash compensation opportunity as in effect immediately prior to the Change in Control (unless such reduction is part of an across-the-board uniformly applied reduction affecting all similarly situated Participants); or

(2) a significant diminution in the Participant’s authority and duties as in effect immediately prior to the Change of Control (excluding an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied promptly by the Company after receiving notice); provided, however, that a change of the individual or officer to whom the Participant reports, in and of itself, would not constitute diminution; or

(3) any change in a Participant’s principal work location, if the new principal work location is 50 or more miles from the previous work location;

provided, that a Participant shall not be deemed to have terminated employment for Good Reason unless the termination occurs within 180 days after the Participant is notified by the Company of the event constituting Good Reason or, if later, within 180 days after the occurrence of such event.